Exhibit 10.1

Execution Version

BioXcel Trademark License Agreement

This BioXcel Trademark License Agreement (“Agreement”) is by and between BioXcel LLC (“Licensor”) and BioXcel Therapeutics, Inc. (“Licensee”) (collectively, the Licensee and Licensor may be referred to herein as the “Parties,” or each individually, a “Party”). The Agreement is effective as of April 19, 2022 (the “Effective Date”).

WHEREAS, Licensor is the former parent company of Licensee, and currently holds a 31% interest in Licensee. Licensee is engaged in developing, marketing, promoting and selling any medical products and services in the field of neuroscience (“Business”);

WHEREAS, Licensor owns the BIOXCEL trademark (“Licensed Mark”), in which it has common law rights and trademark registrations for the same identified in Schedule 1 attached hereto;

WHEREAS, Licensee wishes to use the Licensed Mark, and Licensor is willing to grant to Licensee a license to use the Licensed Mark in connection with developing medicines in the field of neuroscience, to facilitate Licensee’s conduct of the Business; and

WHEREAS, Licensee has entered into that certain Credit Agreement and Guaranty with the subsidiary guarantors party thereto, the lenders party thereto and Oaktree Fund Administration, LLC, as administrative agent for the lenders (in such capacity, the “Administrative Agent”), dated as of April 19, 2022 (as amended, amended and restated, supplemented or modified from time to time, the “Credit Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.License.

1.1License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term (as defined in Section 6.1) an exclusive (solely during the Initial Period, and solely within the field of neuroscience), royalty-free license to use the Licensed Mark in connection with developing, marketing, promoting and selling any products and services in the field of neuroscience in any territory where the Business is conducted by Licensee in whole or in part.

1.2Sublicensing. During the Initial Period only, Licensee shall have the right to grant sublicenses under the license rights granted under Section 1.1. Licensee’s right to grant sublicenses under the Licensed Mark is subject to the following: (a) no sublicense may exceed the scope of rights granted to Licensee under this Agreement; (b) in the event of expiration or termination of this Agreement, all sublicense rights will terminate automatically effective as of the expiration or termination date of this Agreement; (c) in the event of expiration of the Initial Period, all sublicense rights will terminate automatically effective as of the expiration of the Initial Period; (d) Licensee shall require all sublicensees to agree in writing to be bound by the applicable terms and conditions of this Agreement including all terms that preserve or protect the rights of Licensor in Licensed Mark; and (e) Licensee shall be responsible and liable for the acts or omissions of such sublicensees that constitute a breach of any of the terms and conditions of this Agreement as if such acts or omissions were the acts or omissions of Licensee. Within seven (7) days of any grant of a sublicense of the Licensed Mark, Licensee must provide Licensor notice of such grant, and a copy of any document reflecting or relating to such grant, including documents concerning subsection (d) of this Section. Upon expiration of the Initial Period, Licensee may not grant sublicenses under this Agreement without Licensor’s prior written consent. Any purported sublicenses in violation of this Section will be void and of no force and effect.

1.3Assignment. During the Initial Period only, and after providing prior fourteen (14) days written notice to Licensor, Licensee shall have the right to assign or otherwise transfer this Agreement, or any right or obligation hereunder, to (a) an Affiliate of Licensee; or (b) any person or entity who becomes the owner of the portion of the Business with which the Licensed Mark has been associated (or in connection with such person’s or entity’s acquisition of such portion of the Business), following the occurrence and during the continuance of an Event of Default. Licensee shall require the assignee or transferee, as applicable, to acknowledge and agree in writing to assume and be bound by all of the applicable terms and conditions of this Agreement, which Licensee shall promptly provide to Licensor. Upon expiration of the Initial Period, Licensee may not assign or transfer any of its rights or obligations under this Agreement without Licensor’s prior written consent. Any purported assignment or transfer in violation of this Section will be void and of no force and effect. Licensor agrees that Licensee may pledge or grant a lien in its rights under this Agreement, subject to the terms and conditions of this Agreement. Licensor is permitted to assign or transfer its rights or obligations under this Agreement.

“Affiliate” of a Party, as used in this Agreement means any other Party that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Party.

“Control”, as used in this Agreement, means the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract, or otherwise/direct, and “Controlled by” and “under common Control with” have correlative meanings.

“Event of Default”, as used in this Agreement, has the meaning ascribed to it in the Credit Agreement.

1.4Exclusivity. During the Initial Period only, Licensor shall not (a) use the Licensed Mark in the field of neuroscience, nor (b) license the Licensed Mark to anyone except for Licensor’s own Affiliates and the Licensee. Licensor shall (i) ensure that any such licenses granted to Licensor’s Affiliates will prohibit use of the Licensed Mark in connection with any products or services within the field of neuroscience and will identify Licensee as an express intended beneficiary for the purpose of enforcing the same, and (ii) cause its Controlled Affiliates to not use the Licensed Mark in the field of neuroscience. During the Initial Period only, Licensee may use its reasonable efforts to exercise rights granted to Licensee under Section 3.3 to ensure Licensor’s non-Controlled Affiliates do not use the Licensed Mark in the field of neuroscience. Upon expiration of the Initial Period, nothing in this Agreement shall restrict Licensor’s right to use the Licensed Mark or freely license the Licensed Mark to anyone.

1.5Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement.

2.Quality Control.

2.1Quality Standards. Licensor will not, and will require that those of its Affiliates (except for Licensee) who Licensor permits or grants rights to use the Licensed Mark to not, take any actions to tarnish, dilute or impair the value of the Licensed Mark or the associated goodwill. Licensee acknowledges and is familiar with the high standards and reputation for quality the Licensed Mark represents, and Licensee shall, at all times, conduct the Business and use the Licensed Mark in a manner at least consistent with such quality standards and reputation.

2.2Use of the Licensed Mark. Licensee shall comply with Licensor’s then current guidelines and specifications regarding the style, appearance, and usage of the Licensed Mark and shall ensure that all uses of the Licensed Mark under this Agreement comply with all applicable laws. Licensee shall use proper notice symbols and legends as instructed by Licensor.

2.3Licensor’s Quality Control. Licensor shall, and shall require its Affiliates (except for Licensee) who Licensor permits or grants rights to use the Licensed Mark to, exercise quality control over all uses of the Licensed Mark under this Agreement to maintain the validity of the Licensed Mark and protect the goodwill associated therewith. For the purpose of monitoring Licensee’s compliance with Licensor’s quality standards and the other requirements set forth in this Section 2, at Licensor’s reasonable request (a) Licensor (or its representative) may inspect the Licensee’s facilities, on reasonable notice and during normal business hours; and (b) Licensee shall submit to Licensor a representative sample of any use of the Licensed Mark by Licensee for Licensor’s review and approval, subject to Section 2.4.

2.4Approvals. Licensor acknowledges and agrees that all uses of the Licensed Mark made by the Licensee as of the Effective Date meet Licensor’s quality standards and the other requirements set forth in this Section 2 and are hereby deemed approved by Licensor. Approval of any use by a Licensee of the Licensed Mark, once given by Licensor, will continue without need for future approval (subject to Licensor’s right to revoke approval), so long as that Licensee’s use of the Licensed Mark in connection with the Business continues to be substantially consistent with such previously approved use.

3.Ownership and Protection of the Licensed Mark.

3.1Acknowledgment of Ownership. Licensee acknowledges that Licensor owns and will retain all right, title, and interest in and to the Licensed Mark. All use by the Licensee of the Licensed Mark, anywhere in the world, and all goodwill accruing therefrom, will inure solely to the benefit of Licensor. Licensor acknowledges that nothing in this Agreement transfers to Licensor any right, title, and interest in and to Licensee’s BIOXCEL THERAPEUTICS and BT BIOXCEL THERAPEUTICS trademark (including the right for Licensee to enforce its rights in and to the BIOXCEL THERAPEUTICS and BT BIOXCEL THERAPEUTICS trademarks and the right to receive damages or proceeds in connection therewith), which are separate and distinct from the Licensed Mark, and to which this Agreement does not apply except as expressly stated. Upon Licensee’s request, Licensor shall execute a letter of consent to assist Licensee with Licensee’s registration of the BIOXCEL THERAPEUTICS and BT BIOXCEL THERAPEUTICS marks, and will do so within fourteen (14) days after agreeing to mutually-acceptable language for such letter which shall not be unreasonably delayed.

3.2Registration and Maintenance. Licensor has the sole right and discretion and at its expense, to file, prosecute, and maintain all applications and registrations for the Licensed Mark and Licensee shall not, except for any applications filed by Licensee in connection with Licensee’s use or ownership of BIOXCEL THERAPEUTICS or BT BIOXCEL THERAPEUTICS, apply for or assist anyone else to apply for any registration of any trademark, service mark, trade name or indicia confusingly similar to the Licensed Mark. At Licensee’s reasonable request and in order to support Licensee’s Business, Licensor shall file additional applications for Licensor to register the Licensed Mark or modify Licensor’s existing registrations for the Licensed Mark in connection with use of the Licensed Mark in the field of neuroscience as permitted under this Agreement (all such registrations or amendments are “Additional Registrations”). Licensee shall provide, at the request of Licensor and, unless otherwise agreed, at Licensor’s expense, all necessary assistance with such filing, maintenance, and prosecution such as by way of example and without limitation, providing specimens of Licensee’s use of the Licensed Mark as permitted under this Agreement as necessary for Licensor to seek Additional Registrations.

3.3Enforcement.

(a)Each Party shall promptly notify the other of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Licensed Mark by any third party of which it becomes aware.

(b)Licensor shall have the right, but no obligation, to bring or take any such action as it determines is necessary to halt any such infringement, dilution, or other conflicting use of the Licensed Mark, and to control the conduct of such enforcement action, including settlement. During the Initial Period, Licensee shall have the right, but no obligation, to bring or take any such enforcement action to halt any infringement, dilution, or other conflicting use of the Licensed Mark in the field of neuroscience (“Neuroscience Enforcement Action”), and to control the conduct of such Neuroscience Enforcement Action, including settlement so long as any settlement is approved by Licensor, with such approval to not be unreasonably withheld.

(c)The Party taking such action (the “Enforcing Party”) shall be responsible for the expenses of such enforcement action, including attorneys’ fees, and the other Party shall provide such assistance as may be reasonably requested by the Enforcing Party, at the Enforcing Party’s expense, in connection with any such enforcement action (including being joined as a party to such action as necessary to establish and maintain standing). Any monetary recovery resulting from such enforcement action shall first be used to pay the legal expenses of the Enforcing Party and then to reimburse any legal expenses incurred by the other Party in cooperating in such action as requested by the Enforcing Party, and any remaining amounts shall belong solely to the Enforcing Party.

4.Indemnification. Each Party, subject to the limitations on Licensor’s obligations listed below, shall indemnify, defend, and hold harmless the other Party, and their respective Affiliates, officers, directors, employees, agents, and representatives against all losses, liabilities, claims, damages, actions, fines, penalties, expenses, or costs (including court costs and reasonable attorneys’ fees) (“Losses”) arising out of or in connection with any third-party claim, suit, action, or proceeding relating to use of the Licensed Mark under this or a breach of this Agreement by such Party.

5.Disclaimer; Limitation of Liability.

5.1Disclaimer. EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT AND THE LICENSED MARK, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED MARK IS VALID OR THAT THE EXERCISE BY LICENSEE OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT WILL NOT INFRINGE THE RIGHTS OF ANY PERSON OR ENTITY.

5.2Limitation of Liability. EXCEPT FOR AND WITHOUT LIMITING LICENSEE’S OBLIGATIONS UNDER SECTION 4 AND EXCEPT FOR LICENSEE’S LIABILITY FOR INDEMNIFICATION UNDER SECTION 4, NO PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT OR USE OF THE LICENSED MARK HEREUNDER, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.Term and Termination.

6.1Term. This Agreement begins on the Effective Date and will remain in force until terminated pursuant to Section 6.3 or 6.4 (“Term”). The Parties’ rights and obligations pursuant to Sections 3.1, 3.2 and 4 shall survive the Term of this Agreement.

6.2Initial Period and Perpetual License. “Initial Period” means the period beginning on the Effective Date and expiring upon satisfaction of the Obligations (other than inchoate indemnity obligations). “Obligations,” as used in this Section, has the meaning ascribed to the term in the Credit Agreement. In the event that Obligations (other than inchoate indemnity obligations) are satisfied due to any foreclosure by Oaktree Fund Administration, LLC of Licensor’s assets securing the Credit Agreement, then the license in the Licensed Mark granted under Section 1.1 will be granted in perpetuity and such license will survive termination of this Agreement.

6.3Termination by Licensor. During the Term, Licensor may terminate this Agreement immediately upon written notice to Licensee if Licensee materially breaches this Agreement and fails to cure such breach within sixty (60) days after receiving written notice thereof. Upon expiration of the Initial Period, Licensor may terminate this Agreement at any time without cause by providing Licensee thirty (30) days’ prior written notice.

6.4Termination by Licensee. Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty under this Agreement, by providing at least thirty (30) days’ prior written notice to Licensor.

7.General Provisions.

7.1Payment. As part of the consideration for Licensor entering into this Agreement, Licensee shall pay to Licensor the consideration set forth in Schedule 2 attached hereto.

7.2Amendments. No amendment to this Agreement shall be effective unless it is in writing and signed by the Licensor and Licensee.

7.3No Third-Party Beneficiaries. Except for the right of Licensor’s officers, directors, employees, agents, and representatives to enforce their rights under Section 4, this Agreement solely benefits the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

7.4Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Any Party may execute this Agreement by digital, electronic, or ink signature.

7.5Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.6Governing Law. This Agreement, including the schedules hereto, is governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

7.7Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

7.8Notices. All correspondence or notices required or permitted to be given under this Agreement must be in writing, in English, and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section):

BioXcel LLC 780 East Main Street Branford, Connecticut 06405 Email: [***] Attention: [***]	BioXcel Therapeutics, Inc. 555 Long Wharf Drive, 12th Floor New Haven, Connecticut 06516 Email: [***] Attention: [***]

7.9Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of Licensor and Licensee with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized.

BioXcel LLC		BioXcel Therapeutics, Inc.

By	/s/ Ankush Sethi	By	/s/ Richard Steinhart
Name:	Ankush Sethi	Name:	Richard Steinhart
Title:	Chief Operating Officer	Title:	Senior Vice President and Chief Financial Officer

SCHEDULE 1

BioXcel LLC’s Trademark Registrations for BIOXCEL

Schedule 2

Payments

In consideration for the rights and licenses granted by Licensor to Licensee under this Agreement, Licensee shall pay to Licensor an initial one-time payment of $135,000, which shall be paid within thirty (30) business days of the Effective Date.  Promptly after the Effective Date, but no later than sixty (60) days of the Effective Date, the Parties shall determine the arm’s length value of such rights and licenses granted by Licensor to Licensee under this Agreement in accordance with § 482 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder, as determined by a reputable valuation or accounting firm, jointly engaged by the Licensee and  Licensor.

All payments hereunder shall be made in the lawful currency of the United States of America.  All payments hereunder will be made by wire transfer of immediately available funds into the following account:

Bank name:	[***]
Routing Number:	[***]
Account Number:	[***]

All sums stated in this Agreement, including this Schedule 2, are exclusive of value-added tax, goods and services tax, sales tax, consumption tax and similar or related taxes, duties, levies or charges.  Each Party shall be responsible for its own income taxes.  Licensee shall make all payments to be made by it under this Agreement without any deduction or withholding for or on account of tax, unless such a deduction or withholding is required by law, in which case Licensee shall make such deduction or withholding as required by law and make the relevant payment gross of such deduction or withholding. To the extent Licensee is required to withhold taxes, Licensee agrees to provide Licensor with written evidence of such withholding and payment to the relevant authority.  The Parties shall reasonably cooperate in obtaining any available waivers, allowances, or exemptions with respect to any taxes or fees arising in connection with any payments under this Agreement.  Each Party shall promptly advise the other of the receipt of any notices from any tax authority regarding amounts due and payments made under this Agreement and shall provide such assistance in connection with any tax examination relating to this Agreement as the other Party shall reasonably request.